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                                                                    Exhibit 10.4

                   ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT


        This Addendum is to that certain Executive Employment Agreement between N2H2, Inc. ("N2H2") and Peter H. Nickerson ("Executive") dated May 10, 1999 ("Agreement"). Unless separately defined in this Addendum, or unless the context clearly indicates a different meaning, terms herein shall have the meanings specified in the Agreement. Except as expressly amended herein, all of the terms and conditions of the Agreement are incorporated herein by reference and remain in full force and effect.

        2. Employment Period. Unless earlier terminated in accordance with
Section 5, the term of employment hereunder shall end on October 1, 2002 (the "Employment Period").

        4. Compensation and Other Terms of Employment.

               (a) Compensation. In consideration of the performance of Executive's duties under the Agreement, during the Employment Period, the Company agrees to pay Executive during the term of his employment at a base salary of Two Hundred Forty-Eight No/100 Dollars ($248,000.00) per annum (the "Base Compensation"). All amounts payable to Executive under this Section 4(a) shall be paid in accordance with the Company's regular payroll practices (e.g., timing of payments and standard employee deductions, such as income tax, Social Security and Medicare withholdings). Base Compensation shall increase by up to five percent (5%) during each twelve (12) month period beginning October 1, 2001, in each case determined and subject to approval by the Board based on its review of Executive's performance hereunder.

               (b) Bonus. In addition to the Base Compensation described in
Section 4(a) of the Agreement and any additional bonuses approved by the Board, Executive shall receive a monthly bonus in the amount equal to 1% of the sum of a.) the Company's revenues generated during each such month and b.) the change in the Company's deferred revenue during each such month. The dollar amount of the aggregate monthly bonus under this Section 4(b) shall not exceed $225,000 through April 30, 2002 and, shall be payable on the 15th day of the following month, and shall be subject to standard employee deductions. Bonus after April 30, 2002 will be determined by the board and will be based upon predetermined management objectives.

               (d) Vacation. During the Employment Period, Executive shall be entitled to six (6) weeks paid annual vacation. Executive's vacation will be scheduled at those times most convenient to the Company's business. Upon the execution of this Addendum, the Company will pay $20,000 to Executive to compensate him for unused vacation time accrued in 2000.

        5. Termination of Employment.

               (a) Executive's Permanent Disability. In the event, in the Company's judgment, that Executive is unable to perform the essential functions of his position with a reasonable accommodation, which accommodation does not cause an undue hardship on the Company, for a period of ninety (90) consecutive days because of an illness, injury or other physical or mental



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condition, the Executive will be deemed to have a "Permanent Disability." The parties acknowledge Executive occupies an important position within the Company that cannot be reasonably accommodated through the use of temporary employees. If Executive's employment is terminated because of Executive's Permanent Disability, the Company shall continue to pay all Base Compensation and pro rata bonus amounts accrued pursuant to Sections 4(a) and (b) for a period of twelve
(12) months after the date of termination.

               (d) Termination By The Company Without Cause or Voluntary Termination By Executive With Good Reason. If Executive's employment with the Company is terminated by the Company without Cause, or is Voluntarily Terminated (as defined in Section 6(b) below) by Executive with Good Reason (as defined in Section 6(c) below), the Company shall pay to Executive all Base Compensation and pro rata bonus amounts, if any, accrued pursuant to Sections 4(a) and 4(b) above through the date of such termination and shall continue to pay Executive's Base Compensation and bonus for a period of twelve (12) months thereafter (the "Severance Period"). Those unvested stock options which are scheduled to vest between the date of termination and the end of the Severance Period shall be deemed to vest immediately. Executive and his dependents, if any, shall also be entitled to any continuation health insurance coverage rights available under applicable law.

               (f) Voluntary Termination By Executive Following Change in Control. If Executive's employment with the company is Voluntarily Terminated by Executive within 30 days of a Change in Control (as defined in Section 6(d) below), the Company shall pay to Executive all Base Compensation and pro rata bonus amounts, if any, accrued pursuant to Sections 4(a) and 4(b) through a period equal to the Severance Period. All unvested stock options shall be deemed to vest immediately. Executive and his dependents, if any, shall also be entitled to any continuation of health insurance coverage rights available under the applicable law.

               (g) Termination Obligations.

                      (ii) Upon termination of the Employment Period, Executive shall be deemed to have resigned from all offices and similar positions then held with the Company or any affiliates, excluding in all cases Executive's membership in the Company's or its affiliate's Board of Directors.

        6. Definitions.

               (a) "Cause" shall mean a termination of Executive's employment by the Company due to (i) conduct intended to or likely to injure the Employer's business or reputation; (ii) a material breach by the Executive of this Agreement or significant failure by the Executive to satisfactorily perform his duties of employment; or (iii) any other misconduct or performance shortcomings which constitute "cause" for discharge under Washington law.



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        8. Records and Confidential Information.

               (c) Immediately upon Executive's termination hereunder, as soon as possible after the Company's written request, Executive will return to the Company all written Confidential Information and Trade Secrets of the Company will have been provided to Executive, and Executive will destroy all copies (whether stored on magnetic tape, hard copy, as computer data, or otherwise) of any analyses, compilations, studies or other documents (whether stored on magnetic tape, hard copy, as computer data, or otherwise) prepared by Executive or for Executive's use containing or reflecting any Confidential Information or Trade Secrets of the Company. Within five business days of Executive's termination hereunder Executive will deliver to the Company a notarized document certifying that such written Confidential Information and Trade Secrets of the Company have been returned or destroyed in accordance with this Section.

        10. Covenants Not to Compete.

               (a) Non-Interference with Customer Accounts. Executive covenants and agrees that, during the Employment Period, and for a period of eighteen (18) months after the date of termination of Executive's employment with the Company, Executive shall not, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of the Company with respect to any Internet filtering product or service which is competitive with any product or service which was sold, provided, or under development by the Company at any time during the twelve-month period prior to the date of termination of Executive's employment with the Company. This covenant applies to those customers and the related entities of those customers to which the Company sold its Internet filtering products or services at any time during the twelve-month period prior to the date of termination of Executive's employment with the Company, and those prospective customers with which the Company actively pursued sales or the provision of services at any time during the twelve-month period prior to the date of termination of Executive's employment with the Company.

               (b) Noncompetition. Executive covenants and agrees that, during the Employment Period, and for a period of eighteen (18) months after the date of termination of Executive's employment with the Company, Executive shall not, directly or indirectly, own an interest in, operate, join, control, advise, work for, serve as a director of, have a financial interest which provides any control of, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity (collectively, "Businesses") producing, designing, providing, soliciting orders for, selling, distributing, or marketing any Internet filtering products, goods, equipment, or services which are similar to any Internet filtering products, goods, equipment or services produced, sold or provided by the Company at any time during the twelve-month period prior to the date of termination of Executive's employment with the Company. THE PARTIES ACKNOWLEDGE THAT THE COMPANY PROVIDES SERVICES ON A WORLD WIDE BASIS AND, ACCORDINGLY THAT IT IS NOT FAIR OR APPROPRIATE TO RESTRICT THE FOREGOING COVENANT GEOGRAPHICALLY.

               (d) Non-Diversion. During the Employment Period, and for a period of eighteen (18) months after the date of termination of Executive's employment with the Company,



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Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company or its subsidiaries or affiliates which Executive became aware of as the result of his employment with the Company.

               (e) Non-Recruitment. Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, Executive agrees that during the Employment Period and for a period of eighteen (18) months after the date of termination of Executive's employment with the Company, Executive shall not (i) hire away any individuals who were employed by the Company or its subsidiaries or affiliates during the twelve-month period prior to the date of termination of Executive's employment with the Company or (ii) directly or indirectly entice, solicit or seek to induce or influence any such employees to leave their employment with the Company or its subsidiaries or affiliates.

               (f) Non-Disparagement. Executive and the Company mutually covenant and agree that, during the Employment Period and for a period of eighteen (18) months after the date of termination of Executive's employment with the Company, neither shall, directly or indirectly disparage the other.


        IN WITNESS HERETO, the parties hereto have executed this Addendum to be effective as of October 1, 2000.


N2H2, INC.:                                       EMPLOYEE:


Signed:   /s/ MARK SEGALE                         Signed: /s/ PETER H. NICKERSON
       ---------------------                              ----------------------
By:  Mark Segale, Director                        Print Name: Peter H. Nickerson

Date: March 21, 2001                              Date:  March 22, 2001
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